UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 27, 2008
HUNTINGTON BANCSHARES INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	0-2525	31-0724920

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	Huntington Center 41 South High Street Columbus, Ohio	43287

	(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (614) 480-83000
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Information.
On February 27, 2008, Huntington Bancshares Incorporated (“Huntington”) made an investor presentation at the Keefe, Bruyette & Woods Banking Conference in Boston, MA. This presentation was webcast.
As part of the prepared remarks, Huntington management reaffirmed its 2008 full year earnings guidance of $1.57-$1.62 per common share, excluding merger costs of $0.01-$0.02 per common share and an estimated after tax $0.04 per common share benefit of an expected Visa® indemnification expense reversal. This guidance was originally disclosed in its January 17, 2008, earnings press release.
Management noted that a number of earnings drivers had changed since the January 17, 2008, disclosure. Nevertheless, the expected net impact of these changes would be immaterial, such that the original guidance remained the expectation. Items that had changed included:
•	More pressure on the net interest margin reflecting its asset sensitive balance sheet and the inability to pass on all of the recent reductions in interest rates in commensurate reductions in deposit rates.

•	Better performance in selected fee income activities. This included mortgage origination income due to a pick up in mortgage refinancing activity as interest rates on mortgages have declined and higher than expected growth in capital markets-related fees.

•	Modestly better expense performance, reflecting benefits of merger-related expense synergies, as well as expense management.
Management also confirmed its 2008 full year net charge-off expectation of 0.60%-0.65% of average loans and leases, but noted that more of the expected increase in the allowance for loan and lease losses would likely occur in the first half of the year.
The presentation slides and an audio rebroadcast of the entire webcast presentation, is available on the Investor Relations section of Huntington’s website at http://huntington.com. The link to this specific rebroadcast is:
http://www.investquest.com/iq/h/hban/confcall/.
The information contained or incorporated by reference in this Current Report on Form 8-K contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) merger benefits including expense efficiencies and revenue synergies may not be fully realized and / or within expected timeframes; (3) merger disruptions may make it more difficult to maintain relationships with clients, associates, or suppliers; (4) changes in economic conditions; (5) movements in interest rates; (6) competitive pressures on product pricing and services; (7) success and timing of other business strategies; (8) the nature, extent, and timing of governmental actions and reforms; and (9) extended disruption of vital infrastructure. Additional risk factors that could cause results to differ materially from those described above can be found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements contained or incorporated by reference in this Current Report on Form 8-K are based on information available at the time of the presentation on February 27, 2008. Huntington assumes no obligation to update any forward-looking statement.

The 2008 full year earnings guidance provided in the February 27, 2008 presentation is not presented in accordance with Generally Accepted Accounting Principles (GAAP) because it excludes merger related integration costs and an estimated after tax benefit of an expected Visa® indemnification expense reversal, as Management considers these items to be unusual. Below is the guidance based upon GAAP.

(in millions, except earnings per share)	Range

GAAP earnings guidance
Net income	$587.6	$608.6
Earnings per share	$1.59	$1.65

Merger related integration costs, net of tax
Net income	$6.5	$3.3
Earnings per share	$0.02	$0.01

Expected Visa® indemnification expense reversal, net of tax
Net Income	$(16.2)	$(16.2)
Earnings per share	$(0.04)	$(0.04)

Earnings guidance
Net income	$577.9	$595.7
Earnings per share	$1.57	$1.62

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUNTINGTON BANCSHARES INCORPORATED

Date: February 28, 2008	By:	/s/ Donald R. Kimble

Donald R. Kimble Executive Vice President and Chief Financial Officer